Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER DECLARES
INCREASE IN UNITHOLDER DISTRIBUTIONS
DALLAS — April 24, 2008 — Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) today announced respective quarterly distribution increases. ETP has approved its new quarterly distribution of $0.86875 per unit ($3.475 annualized) on ETP’s outstanding common units for the quarter ended March 31, 2008. The new quarterly distribution of $0.86875 per common unit will be paid on May 15, 2008 to Unitholders of record as of the close of business on May 5, 2008.
ETE has also approved its new quarterly distribution of $0.44 per unit ($1.76 annualized) on ETE’s outstanding common units for the quarter ended March 31, 2008. The new quarterly distribution of $0.44 per common unit will be paid on May 19, 2008 to Unitholders of record as of the close of business on May 5, 2008.
“Our confidence in the partnerships’ growth prospects is reflected in our decision to again increase both the ETP and ETE distributions,” said Brian Jennings, Chief Financial Officer of Energy Transfer Partners. “We are off to a very strong start with our first quarter results expected to exceed our guidance.”
Both Partnerships expect to release earnings for the First Quarter 2008 ended March 31, 2008 on Monday, May 12, 2008, after the market closes. A conference call has been scheduled for 8:00 a.m. Central Time, Tuesday, May 13th to discuss these quarterly results. The dial-in number for this call is 1-800-230-1074, participant code: Energy Transfer.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under
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construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on our website at www.energytransfer.com.
Company: Energy Transfer Partners, L.P. (NYSE:ETP)
Record Date: May 5, 2008
Ex Date: May 1, 2008
Payment Date: May 15, 2008
Amount Paid: $0.86875 per Common Unit
Company: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date: May 5, 2008
Ex Date: May 1, 2008
Payment Date: May 19, 2008
Amount Paid: $0.44 per Common Unit
Contacts:
Investor Relations:
Renee Lorenz
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Gittins & Granado
214.504.2260 (office)
214.498.9272 (cell)
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